Exhibit 2.2


                             List of Schedules
                         Omitted from Exhibit 2.1,
                    Agreement and Plan of Reorganization


  1. Exhibit A, Greeley Disclosure Schedule, containing information regarding Greeley's interests in other business entities, repurchases of Greeley stock, required consents to the merger, environmental matters, a list of Greeley's material contracts, contingencies and liabilities, material litigation, liens and encumbrances on Greeley's assets, real property interests, employee benefit plans, insurance policies, and other matters.

  2. Exhibit B, Atmos Disclosure Schedule, containing information regarding Atmos stock options, undisclosed liabilities, and litigation.

  3.   Exhibit C, Acquisition Corp Disclosure Schedule.

  4. Exhibit D, Employment Agreement entered into between Atmos and Mr. Gary Schlessman.

  5.   Exhibit F, Opinion of Greeley's Counsel.

  6.   Exhibit G, Opinion of Atmos' and Acquisition Corp's Counsel.

     Atmos hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.